UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2009

MXENERGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138425	20-2930908
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

595 Summer Street, Suite 300, Stamford, Connecticut 06901

(Address and zip code of principal executive offices)

203-356-1318

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy  the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

MXenergy Inc. (“MXenergy”) and MXenergy Electric Inc., subsidiaries of MXenergy Holdings Inc. (the “Company”), entered the Fifth Amendment, dated and effective as of June 15, 2009 (the “Credit Agreement Amendment”), to the Third Amended and Restated Credit Agreement dated as of November 17, 2008 (as amended to date, the “Credit Agreement”) with the Company and certain of its subsidiaries, as guarantors, the lenders party thereto and Société Générale, as administrative agent.

Pursuant to the terms of the Credit Agreement, the Company was required to achieve specified milestones related to the consummation of a Liquidity Event (as defined in the Credit Agreement).  Pursuant to the Credit Agreement Amendment, these milestones were revised by amending and restating in its entirety the definition of “Trigger Event” contained therein, which now requires:  (1) the Company to initiate the commencement of an exchange offer (or similar offer) to holders of the Senior Notes (as defined in the Credit Agreement)(a “Senior Notes Exchange Offer”), or to enter into one or more exchange agreements with holders of at least 70% of the outstanding principal amount of the Senior Notes (collectively, the “Senior Notes Exchange Agreement”), in each case on or before June 26, 2009 and on terms necessary to meet the conditions specified in the financing proposal the lenders have received from the borrowers; (2) the Company to deliver (in the case of a Senior Notes Exchange Offer) evidence that the holders of at least 70% of the outstanding principal amount of the Senior Notes have agreed to accept the Senior Notes Exchange Offer on or before June 26, 2009; (3) the Company to deliver to the administrative agent and the lenders on or before July 8, 2009 a letter that is addressed to the administrative agent and the lenders and from a finance party acceptable to the administrative agent in its sole discretion confirming to the effect that such finance party actively continues to conduct due diligence and negotiate documentation in good faith with the borrowers on a refinancing of all of the obligations under the Credit Agreement and anticipates closing the refinancing on or before July 31, 2009; (4) that the Senior Notes Exchange Offer shall not have (i) expired on or before, or be extended to expire after, July 27, 2009 without holders of a sufficient amount of the Senior Notes to make the Senior Notes Exchange Offer effective having accepted the Senior Notes Offer, or (ii) terminated on or before July 27, 2009, and that any Senior Notes Exchange Agreement shall not have terminated or expired or the exchange thereunder not be consummated on or before July 27, 2009; (5) the Company to deliver to the administrative agent and the lenders on or before July 17, 2009 a commitment letter providing for the refinancing in full of the obligations under the Credit Agreement on or before July 31, 2009; and (6) that neither the Company nor the borrowers shall have received a notice of or have become aware of a termination or abandonment of a refinance party, or of a significant change in structure that could reasonably be expected to delay the closing to after July 31, 2009 of, the refinancing in full of the obligations under the Credit Agreement contemplated as of the effective date of the Credit Agreement Amendment, and that neither the Company nor any borrower or any of its subsidiaries shall have sent notice of the termination or abandonment of such refinancing, in each case without having identified another acceptable refinance party at the sole discretion of the Administrative Agent and the Majority Lenders;.  In the case of clauses (1), (2), (3) and (5) above, all terms and conditions shall be satisfactory to the administrative agent and the majority lenders in their sole discretion.

Pursuant to the terms of the Credit Agreement Amendment, the revolving commitments of the lenders thereunder were reduced to $115.0 million as of the effective date of the Credit Agreement Amendment.  Additionally, the Company is required to maintain a minimum of $75.0 million in cash with the administrative agent as security for all obligations under the Credit Agreement until the termination thereof, the repayment in full of all obligations thereunder, the termination of all letters of credit issued thereunder and the termination of all revolving commitments of the lenders thereunder.  Prior to the Credit Agreement Amendment, the Company was required to post $65.0 million in cash as collateral, which was held on deposit with the administrative agent.  Lastly, effective June 15, 2009, the Credit Agreement Amendment prohibits the Company from issuing, increasing or extending any letter of credit that would be for the benefit of a counterparty providing natural gas related hedging to any borrower under the Credit Agreement.

This description of the Credit Agreement Amendment is qualified in its entirety by reference to the complete terms of such amendment which is attached to this Current Report as Exhibit 10.1.

Item 9.01               Financial Statements and Exhibits

Exhibit No.	Exhibit Description
10.1

Fifth Amendment to the Third Amended and Restated Credit Agreement, dated as of June 15, 2009, by and among MXenergy Inc. and MXenergy Electric Inc., as borrowers, MXenergy Holdings Inc. and certain of its subsidiaries, as guarantors, the lenders party thereto and Société Générale, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MXENERGY HOLDINGS INC.
(Registrant)

Date: June 18, 2009	/s/ Carole R. Artman-Hodge
	Name:	Carole R. Artman-Hodge
	Title:	Executive Vice President and Secretary